EXHIBIT 99.1

Fifth Street Finance Corp. and Fifth Street Senior Floating Rate Corp. Release July 2015 BDC Newsletter

GREENWICH, CT, July 15, 2015 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") released the July 2015 BDC newsletter today.

Sale of GE Capital's Sponsor Business

As evidenced by the sale of GE Capital's sponsor finance business to the Canada Pension Plan Investment Board, the landscape surrounding middle market leveraged lending continues to change. Due to regulatory headwinds, we see a continued disintermediation of leveraged lending from the traditional banking sector, characterized by declining bank participation in middle market leveraged lending, while participation from non-bank lenders has increased year-over-year. We believe that borrowers and sponsors favor a collaborative partnership approach, which non-bank lenders are typically able to provide through more flexible financing solutions, large hold sizes and diversified product offerings. The non-bank lending space has become more institutionalized, gaining market share and influence. For example, during the second quarter through mid-June, non-bank lenders captured 8.0% of left lead mandates that LCD has tracked, by volume, and 9.6% by number of loans, up from 3.4% and 6.4%, respectively, in the first quarter.

Middle Market Supply and Demand Imbalance Persists

On the macro front, an overall supply/demand imbalance continues to define the middle market as the ongoing disintermediation of leveraged lending from the traditional banking sector intensifies. U.S. syndicated loan issuance increased quarter-over-quarter, mainly driven by refinancings, but when compared to the previous year, volume for the second quarter lagged behind last year's totals. In line with the quarter-over-quarter increase in volume, since the first quarter, we have witnessed an increase in deal flow from select industry verticals such as healthcare, which is exhibiting relatively lower leverage and wider spreads, as compared to other traditional sectors. We believe this dynamic exists due to lenders shying away from the complex reimbursement environment which characterizes these credits. Fifth Street's established origination platform allows us to uncover such pockets of opportunity. Our size, scale and ability to allocate across our platform positions us to maintain a steady flow of high quality loans.

Focused on Capital Preservation

As a leading middle market sponsor-backed lending platform, Fifth Street seeks to provide sponsors with both balance sheet flexibility and high-touch, value-added services. We focus on capital preservation and maintain strict underwriting standards when deploying capital into new loans. We feel confident in FSC and FSFR's conservative positioning, as we have continued to focus on senior secured instruments, since we believe the current risk/reward trade-off is strongest in first lien and one-stop transactions. FSC opportunistically invests in second lien and mezzanine transactions when there are strong risk-adjusted return opportunities. Additionally, as we continue to position the portfolios of both FSC and FSFR, we have limited our exposure to cyclical industries, including energy, consumer-driven businesses and companies with direct retail exposure.

As the economy continues to grow, we are positioning our investment vehicles for potential interest rate increases. We believe FSC, with 74.0% floating rate assets, and FSFR, as a pure play, ~100% floating rate vehicle, are well-positioned for potential interest rate rises. We are seeing continued pressure on LIBOR floors, with select deals decreasing LIBOR floors from 100 basis points to 75 basis points or 50 basis points. Generally speaking, completing new deals with LIBOR floors below 100 basis points should slightly decrease the negative impact of rising interest rates up to 100 basis points. After LIBOR rises more than 100 basis points, both FSC and FSFR should generate additional income and benefit from a rising interest rate environment.

Refocusing FSC on Core Middle Market Lending Businesses

As previously announced, FSC sold its portfolio company, Healthcare Finance Group, LLC ("HFG") to MidCap Financial. HFG is a specialty lender providing asset-backed lending and term loan products to various segments of the healthcare industry. FSC acquired HFG in June of 2013 and, together with management, expanded the company's suite of products and capabilities, positioning it for future growth. Upon the sale of HFG, FSC generated approximately an 8.5% net return on its total investment.

During FSC's recent strategic review, management decided that it was important to refocus FSC on its core lending businesses, including middle market sponsor-backed lending, aircraft and technology venture. This decision was made because we believe that the middle market provides relatively strong opportunities and investing in its core lending businesses should allow FSC to generate higher risk-adjusted returns.

Prospective Management Fee Reduction at FSC Finalized

FSC has entered into a waiver with its investment adviser, a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM) ("FSAM"), in which FSC's investment adviser has agreed to waive 1% of FSC's base management fee for increases in capital related to the issuance of new equity. FSC's current base management fee is 2% of FSC's gross assets, excluding cash, but going forward, the fee related to the new equity raised will be 1%. This waiver is effective until January 1, 2017 and it is the intention of FSAM to renew the waiver on an annual basis going forward.

The reduction in base management fee will benefit all shareholders equally, regardless of when they invested and was implemented to create additional operating leverage, allowing our shareholders to benefit from economies of scale as FSC grows.

FSFR Has Successfully Optimized Its Capital Structure

During the first half of 2015, we worked hard to strengthen FSFR's capital structure, closing on three different financing facilities, in order to position it for improved profitability and future growth. FSFR was able to capitalize on an attractive capital markets environment to optimize its capital structure and lock in low-cost, long-term financing.

In January, FSFR closed on a $175.0 million credit facility provided by Citibank, which provided FSFR with the necessary leverage to reach its target leverage range of 0.8x to 0.9x debt-to-equity. Then, in June, FSFR closed a $309.0 million debt securitization transaction, in which it issued $222.6 million of long-term secured notes to refinance its existing $200.0 million credit facility arranged by Natixis, New York Branch. The third financing was completed in connection with FSFR Glick JV LLC ("FSFR Glick JV"), in which the joint venture entered into a $200.0 million credit facility with Credit Suisse AG, Cayman Islands Branch, providing the ability to lever up to two times debt-to-equity.

By improving FSFR's capital structure, management believes that FSFR is well-positioned to continue investing in senior secured floating rate loans and take advantage of positive business trends.

Strategic Partnerships Continue to Expand

We continue to make significant progress in both funding and expanding our joint ventures at FSC and FSFR. The ability to attract experienced institutional investors as partners is a vote of confidence in Fifth Street's origination platform, underwriting and portfolio management expertise.

As of June 30, 2015, FSFR Glick JV, the joint venture between FSFR and entities controlled by members of the Glick Family, was approximately 45% ramped out of the total anticipated investment capacity of $300.0 million. Consistent with our initial projections, we expect the joint venture to provide FSFR with a low-teens weighted average annualized return on investment when fully ramped.

Subsequent to the June quarter, Senior Loan Fund JV I LLC ("SLF JV I"), the joint venture between FSC and a subsidiary of the Kemper Corporation, closed on $200.0 million of additional leverage sourced from Credit Suisse AG, Cayman Islands Branch. This additional leverage for SLF JV I should allow the joint venture to expand up to its anticipated investment capacity of $600.0 million.

We continue to have discussions with third parties about additional partnerships, as we have ample capacity to grow these and other similar joint ventures. The joint ventures expand each BDC's investment capacity to underwrite senior secured middle market loans and provide an efficient way to finance assets that enhance returns for our shareholders.

We look forward to discussing our June quarterly results in more detail during FSC's and FSFR's respective quarterly earnings calls, which will both be held in August.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.  The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $6 billion in assets under management (as of March 31, 2015) across multiple public and private vehicles.  With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSC's website can be found at fsc.fifthstreetfinance.com.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors.  FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.  The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $6 billion in assets under management (as of March 31, 2015) across multiple public and private vehicles.  With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSC and/or FSFR. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the companies' respective filings with the Securities and Exchange Commission (as applicable). The companies do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Robyn Friedman, Vice President, Investor Relations
         (203) 681-3720
         ir@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com